Exhibit 99.1

INDEPENDENT BANK CORP
THIRD QUARTER EARNINGS
OCTOBER 15, 2004
10:00 A.M. EST

Operator:

Good morning, ladies and gentlemen. And welcome to the Independent Bank Corp third quarter earnings conference call. At this time all parties are in a listen-only mode. And a brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press * 0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Denis Sheahan, Chief Financial Officer of Independent Bank Corp.

Denis Sheahan, Chief Executive Officer:

Thank you, Megan. Good morning, everyone, and thank you for joining us on the call. This morning’s agenda will include my review of the third quarter 2004 earnings release, followed by comments by Chris Oddleifson, our Chief Executive Officer, regarding our progress on strategic initiatives. I’ll then come back on the call to provide earnings guidance and we’ll wrap up with a question-and-answer period. With me on the call today are Chris Oddleifson, President and Chief Executive Officer of Independent Bank Corp, and Barry Jensen and Rob Cozzone from our finance department.

Before I review our Q3 earnings release I will read the cautionary statement. This conference call may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any such forward-looking statements whether in response to new information, future events or otherwise.

I’ll now review the earnings release. Independent Bank Corp reported net income of $8.3 million, an increase of $744,000 or 10% from the quarter ended September 30, 2003. This represents diluted EPS of 54 cents for third quarter of 2004, as compared to 51 cents in the same period a year ago.

There are two non-core items in the third quarter of 2004. The company recognized $461,000 of security gains and incurred $463,000 of merger and acquisition expense in the quarter. These items essentially offset and the previously mentioned 54 cents EPS for the third quarter represents both GAAP and operating EPS.

Balance sheet changes in the quarter. The acquisition of Falmouth Bancorp closed in third quarter of this year and represented an increase of approximately $158 million in total assets as follows. Investments increased by $33 million due to the acquisition. Loans increased by $98 million due to the acquisition as follows: Commercial, $24 million; residential $57 million; and consumer lending $17 million. Goodwill and core deposit intangible as a result of the acquisition is a total of $21 million. Other assets: $6 million, totaling $158 million.

On the liability side, deposits increased at the time of the acquisition by $136 million, other liabilities $5 million and equity $17 million, again for a total of $158. Investments in total increased by $18 million or 2% since June 30 of ‘04.

At the beginning of the quarter, as mentioned previously, approximately $30 million of cash from Falmouth Bancorp was invested in near-term U.S. government agency and mortgage bank securities backed by 15-year collateral. Later in the quarter $20 million of other agency securities were sold, resulting in the previously mentioned security gain. Securities represented 28% of total assets at September 30 of ‘04.

Loans grew by $181 million or 11% in the third quarter of 2004. Excluding the acquisition of Falmouth Bancorp, loan growth was $83 million or 5%, and was contained in the following categories: commercial lending grew by $49 million or 6% in the quarter. This is the best quarter of commercial loan growth that we’ve had in the 12 years that our senior lender has been with the company. It was really an outstanding performance. Residential real estate grew by $14 million or 4%. Consumer lending grew by $20 million or 4%. As I just mentioned commercial loan growth in particular was strong in the third quarter, driven by low rate environment and the strong pipeline. Much of this quarter’s growth was developed late in 2003 and early 2004, resulting in funding in this third quarter.

Loan growth year-to-date was $296 million or 19%, including the impact of Falmouth Bancorp. Deposits grew by $348 million or 20% year-to-date. Excluding the impact of the acquisition of Falmouth Bancorp, deposits grew by $211 million year-to-date, or 12%. Deposit growth has been very good throughout our market, particularly those markets affected by the merger and acquisition disruption. The introduction of a new consumer product set in the second quarter of this year and recently, business deposit product set, as well as a more aggressive marketing presence, have contributed greatly to this growth. We will continue to be focused on strong deposit growth.

Our government banking and municipal business has also performed effectively this year in deposit gathering and we plan to continue efforts on that front, as well.

Now the income statement. Net interest income. Net interest margin was 3.88%; this represents a modest expansion of four basis points from second quarter of 2004. The expansion is due to assets repricing upward, based upon the measured increases in short-term rates, without a corresponding increase in liability pricing overall.

Non-interest income. Non-interest income excluding security gains from both third quarter comparative quarters decreased by $836,000 or 12%. While service charge revenue and investment management revenue improved by 8% and 15% respectively, these gains were more than offset by a decrease of a million dollars or 59% in mortgage banking revenue. The balance of the mortgage-servicing asset was $3.4 million and loans serviced amounted to $409 million as of September 30, ‘04.

Now, non-interest expense. Excluding merger and acquisition expense in the third quarter of this year, non-interest expense increased by $.4 million or 2%, compared to the same period last year. Salaries and benefits increased by $600,000 or 6% due to staffing and salary expenses, as well as retirement expense, partially offset by lower accrual for performance-based incentive compensation. Chris will provide an update on the progress of our strategic initiatives, including expense incurred in this third quarter and year-to-date to support those initiatives.

Asset quality. Non-performing assets of $4 million represented 14 basis points of total assets and the reserve for loan losses as a percentage of loans was 1.35% at September 30, 2004. Reserve coverage of non-performing assets was six times. Net charge-offs for the quarter were $306,000 representing eight basis points of loans on an annualized basis. I’ll now turn the call over to Chris for comments on our strategic initiatives.

Chris Oddleifson, Chief Executive Officer and President:

Thanks, Denis, and good morning, everyone. Denis provided a good summary of our results for the quarter and year-to-date. I’d like to underline a couple points he made and then move quickly on to update on our business growth initiatives.

I’m pleased with the overall performance this quarter, 54 cents per share from 45 cents in the second quarter. This performance is really enabled by several factors. First of all, our loan and deposit growth continues to be strong. Year-to-date, without the impact of the Falmouth Bancorp acquisition, loan growth is nearly 13% and the liability side of deposit growth year-to-date without the impact of Falmouth was 12%. The positive impact of our balance sheet growth was of course offset by our margin compression we’ve experienced. As Denis mentioned, good news in our third quarter is that our — there has been modest margin expansion from the 384 in the second quarter to 3.88% in the third quarter.

The second factor was the successful integration of Falmouth. During the second quarter we completed the purchase and were able to convert the systems up immediately. This enabled us to realize a higher level of cost savings. And as expected, we also restructured the security portfolio extending the duration somewhat and increasing yield.

The third factor is that we’re able to manage our cost well. As Denis mentioned, excluding M&A charge, net interest expense, increased by about 2%, a little over $400,000 over third quarter last year. And this also includes importantly the spending of strategic initiatives, which I will describe, how that’s been in a moment.

Moving on to the strategic initiatives. Collectively as I described in the last several calls these initiatives will lead the earnings growth deliberate investment decisions for 2004 and will become important contributors to our ‘05 and ‘06 earnings performance. Let me go through each of these as I have in the past.

The first initiative focused on expanding our commercial lending business. Investing in process improvements, improving our cash management capabilities. Commercial lending, as the numbers show, continues to be one of our strengths. We now have 34 lenders and we plan to end the year with 33 lenders, expecting (indiscernible) from retirement. That’s on target with our expectations.

Our process improvement work is on track, as well. As I mentioned on the last call, we are streamlining the loan submission process and improving efficiency at credit committee meetings, improving efficiency of loan operations and implementing some improved sales management.

Our work over the last three months has also led us to the conclusion that 20% of the relationships managed by commercial banking will be better served in our new lower cost platform, our business banking division, which I’ll describe in a little more detail in a moment. Before our process improvement work began, we surveyed commercial bankers and estimated time allocated to business development was about 18%. All the improvements are in place and are seasoned, that our business development time will increase to 30 or 35%. And we anticipate hitting that level sometime during the second quarter of next year. And we’ll conduct a survey sometime during that quarter and report the results.

At this point we’re comfortable with the number of commercial bankers, however, we, of course, will further evaluate expansion opportunities during the planning process that is currently underway. The results are encouraging. The total increase of total outstanding — we increased total outstandings by 13% and increased outstandings per lender by 3%. With the new adds and the commercial banking we have, I believe, increased development time.

Our pipeline is strong as of the end of August. In fact, is the second highest pipeline we’ve had in the last 57 months, so it’s very, very strong. We were awarded $30 million in new market tax credits, which will lead to new lending opportunities and our average relationship size continues to trend upward so all good indicators of our work.

The second initiative is establishing a new business banking division. As I discussed on previous calls, we continue to believe we have a tremendous opportunity to increase the number of smaller business customers we serve. Our extensive branch network, our fine product capabilities, our low cost processes are key building blocks of how much we can construct a formidable business banking franchise. The model we’re deploying is not unfamiliar to the banking industry. The development officers actively seek and secure new relationships. The branch that provides the day-to-day management, including meeting, all servicing and additional financial solution needs, a central underwriting and servicing and it provides underwriting on ongoing portfolio management and a very active and analytically sales marketing process provides product development and lead generation of sales tools.

The key to our success is that we do have the greatest number of branches in our service area. We will be executing against these — this model in an excellent fashion. And one example already is the extensive training we have in place in cultivating and expanding these relationships.

We have, since our last call, hired three additional experienced business officers bringing the total to six. We have made significant progress in streamlining our underwriting capability. And we’re very, very close to installing auto decision capability for a segment of our applications. And as I mentioned before we are in the midst of very carefully moving a selected small relationship between the commercial banking platform to this lower-cost platform. This new process and people are just coming together. These new hires are very recent and changes are very recent. It’s too early to report results, but I will expect I will be able to do that on our next call.

The third initiative is really focused on generating core deposits. This year we’ve made tremendous headway in the area of deposit growth. This is due to a number of factors. Introduction of new consumer product line was well timed, not necessarily planned to be well timed, but well timed to coincide with the merger activity and the disruption ensuing. We’re investing in our retail relationship development skills and coaching and that’s coming along very, very well. Our scorecard for the branches has been on pilot for nearly — well, the pilot for several branches within the last year, and has been in place for all our branches this year. And I anticipate that next year we’ll use that scorecard to begin to drive us up, as well.

As Denis mentioned we’ve had an aggressive municipal business development program and we’ve had increase in direct mail activity. Results are impressive. We’ve increased core deposit and total deposit including Falmouth by 23% and 19%, respectively. Excluding Falmouth Bancorp it’s 17% and 12% respectively. Very, very solid.

Our average branch size is trending up. The number of new core accounts we’re adding. We added in Q3 versus Q1 more than double. Now this is due to a lot of things that we’re doing, but it is also due to things we’re not doing, but simply the beneficiary of, and that is merger and acquisition activity. So I would not anticipate a more than doubling account of new process that came into the years in the future, but I would anticipate them continuing for the next several quarters.

A quick point on our branch network. We have — we are in the process of taking a very careful look at it. We have — we’ll be consolidating a branch here in Rockland, Massachusetts, into our main branch. We announced during out third quarter our sale of a small branch to Cape Cod 5. We closed two branches not associated with Falmouth Bank merger. Two of our branches kept their door open. We closed a small school-based branch. And I anticipate there’s going to be more finance to our branch network over the quarters, both consolidations and openings.

I would like to also add that we opened our North Attleboro branch in July. That deposit growth is coming along nicely. And in Raynham, we have just opened one a couple weeks ago.

Our fourth initiative is expanding the mortgage banking product set and investor platform. As I’ve said before, by increasing our product offerings and product investors and given our branch network and franchise presence, we believe we could expand our production. We are meeting all of our consumer needs. Our little slogan in here is “the options of a mortgage company from a local bank you can trust.”

We are behind on originators in terms of what have we anticipated hiring. We are at 21. We find it very difficult to hire experienced purchase market mortgage originators. The refi mortgage originators are pretty straightforward to find, but in a purchase mark at the time is more difficult. We will continue to endeavor to do that and we also are taking a slightly different tact in that we are putting together a mortgage-banking 101 for skilled sales people from related and other industries. And we’ve done this before in other environments and we think that has some good upside, as well.

Now, as Denis mentioned, fee income is down. The glass is half full, so don’t look at this. Well over 50% of our production is from originators that we hired over the last 12 months; production per originator is higher than we had anticipated. Nevertheless, overall it is down and we are working hard to improve that.

Our fifth area that we’ve talked about before is investment management group. As I previously discussed, we’re increasing capability on a number of areas, namely asset allocation capability, manager selection and we’ve expanded to this business development capability. In fact, we’ve been somewhat opportunistic about that, as well. One of the new owners of an acquired bank in our market appears to be de-emphasizing investment management and we have been able to hire two new incremental, more than we expected, tremendous business development officers from that institution. And that’s going well. And our assets now stand at $516 million, an increase of over 7% since the beginning of the year. We recently opened new Cape Cod location in Osterville. And our Cape Cod asset generation is coming along very, very well.

Our sixth was improving efficiency through technology improvement and we’re finishing up on our core processor evaluation. I would expect that would lead to combination of a lot of cost savings plus an increased functionality. We don’t have a — haven’t completed it at the time, but at the time we have our next call we will have more to say on that point.

The last item is the point of opportunistically acquiring banks and we’ve covered the Falmouth Bancorp status. In terms of what we are spending on all these initiatives and we are tracking very, very carefully the expenditure associated with this agenda. Let me review what we have covered the first two quarters. In the first half of the year we spent about $1.1 million on these initiatives or about five cents per share. In addition, we spent about $500,000 more in marketing and business development to take advantage of the disruption in the marketplace so that is 2 cents per share. In total, the first half of the year we spent 7 cents per share on these initiatives. Similarly, in the third quarter, we spent about $325,000 on initiatives or about a penny and a half, and about $250,000 more on marketing and business development initiatives, or about a penny. That is two and-a-half cents in the third quarter. So the total year-to-date spend on these initiatives is about nine and-a-half cents, $2.1 million. We recognize that is significant, that is material. And we believe, as I have just described, that we’re beginning to see some traction here and that will uptick in ‘05 and ‘06.

For the balance of the year, we expect that the incremental spend on these initiatives, including marketing and business development, is about $220,000 or about a penny, so all total about 10 cents per year. We are making significant progress on all these key initiatives. Some are going better than expected, such as deposit gathering and commercial bank improvement. And some are not going as well as expected, as I mentioned, mortgage originators area. Others are on track.

On balance, I believe, we are proceeding nicely on building on a solid set of fundamentals. I am glad that we are well into 2005, 2006 planning process. I expect that I will give you a fresh set of strategic initiatives and goals during the fourth quarter earnings call in January. That concludes my comments on incentives.

Denis Sheahan, Chief Executive Officer:

Thank you, Chris. I will now provide earnings guidance for fourth quarter and remainder of this year. We expect to report GAAP diluted EPS for 2004 of $2.00. This includes approximately 3 cents of one-time merger charges. It also includes 6 cents of security gains.

As previously announced, we expect to sell one of our small branch locations, totaling approximately $14 million in deposits in the fourth quarter. I have not included the impact of this sale and the earnings estimate just discussed. We expect to use a portion of the proceeds of this sale to fund continued process improvement studies in our branch division, as well as to improve the funding of performance-based employee benefit programs. We will provide details of the sale and use of some of these proceeds in January at our next earnings release and conference call.

This concludes the presentation and I will now open the call for questions.

Operator:

    Thank you, sir. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you do have a question you may press * 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press * 2 if you would like to remove your question from the queue. If you are using speaker equipment, it may be necessary to pick up the handset before pressing the * key. Please hold one moment while we poll for questions.

Our first question is coming from Jared Shaw of KBW.

<Q>: Good morning.

<A>: Good morning, Jared.

<Q>: Congratulations, very nice quarter. Just have a few questions for you. On the tax credit that you are receiving from the business development or the low income business lending, do you anticipate that will be smoothly spread out over the remaining quarters or would that be a lumpy contributor to the tax provision?

<A>: Jared, this is Denis here. I think we mentioned in the earnings release that we — our tax provision benefited to the tune of about $180,000 — $188,000 in the third quarter.

<Q>: Right.

<A>: We expect that that will increase somewhat in the fourth quarter, you know, probably to the tune of another penny or so in the fourth quarter.

<Q>: Okay. And then —

<A>: Does that answer your question?

<Q>: Yes. And then going on through the rest of the — it will not be finished by next quarter so looking at 2005, it should be pretty much in line with fourth quarter, would you expect?

<A>: Yeah. Yeah. It would be about the level that it is in the fourth quarter for the rest of each of the quarters and next year.

<Q>: Okay.

<A>: Right, Denis?

<A>: It really depends on the level of investment for our CDE. The tax credits are recognized over a seven-year period and they’re predicated upon what we invest in community development entity. The credits that are earned are 39% of the investment amount and it’s 5% in the first three years and 6% in the last four years. So, on the credit on a seven-year period.

<Q>: So, looking at the combined tax rate if we use the 30 and-a-half percent level for modeling purpose that is probably accurate for the next — for this quarter and next year at least?

<A>: No. I think we will get down below 30, Jared. You know, I think we will get close to 29 and-a-half or 29 percent.

<Q>: Okay. And then in terms of the Falmouth acquisition, should we expect any more residual merger charges or is that —

<A>: No, that should be everything.

<Q>: Okay. And then, could you tell me, especially with the good growth you are seeing in the C&I portfolio, what percentage of your loan portfolio is tied to an increase in primes? So if we see the short end continue going up how much will that help on the loan side?

<A>: Okay. First of all, the loan growth that we’ve had in commercial has really not been in C&I, it has been in the real estate side. Our C&I balances, I think, right on the face of the balance sheet in our earnings release, are actually flat to year-end. We do expect that to improve. There is some seasonality on when our customers draw the lines, but our C&I balances are actually flat. The — the areas of our balance sheet that are primarily affected by prime and our loan portfolio are obviously C&I. With $171 million in C&I the majority of that is variable. And in the home equity line, with $176 million in home equity loans, I think $140 or so of that is variable. Those are prime-based.

<Q>: Okay. Those were my main questions. Thanks a lot.

<A>: Thank you, Jared.

Operator:

Our next question will be coming from Ryan Kelly of SVR.

<Q>: Good morning. Very nice quarter, everyone.

<A>: Great. Thank you, Ryan.

<Q>: Just to follow up real quickly on one of the questions that Jared had on the FBC acquisition, are there any more cost savings to come out of that?

<A>: Well, we realized all the cost savings. You’re not going to see any more lumpiness in terms of cost saves beyond the end of the third quarter.

<Q>: Okay. There they are pretty much all in there, so using that as a base going forward is a good place to start?

<A>: Yes.

<Q>: Then if you could just talk a little bit about the auto portfolio that has grown from about $240 million, December 31 of this year — or last year, to $285 million this quarter?

<A>: Yes.

<Q>: By the way, I like the way you broke it out this quarter. That was nice to see. Can you give us some detail as far as FICO score and what you are putting on the books now? Anything on new versus used and that sort of stuff?

<A>: Yeah. Just let me go over the context. The — interestingly, the uptick in our portfolio is not a result of the adding business development staff or anything. It is actually more a result of consolidation in the marketplace and dealers who were less active becoming more active. The quality of the portfolio is constant. Our average FICO has actually gone up, but slightly from average of at the end of the year last year to less than 720. It’s now to about 727. So quality is going up and the — we are also doing some work on really understanding where the nature of the loss in that portfolio based on our historical performance and looking to the future based on what we are putting on. We’re seeing absolutely no degradation in the credit — loan expanded losses. We are pretty comfortable. Having said that, we are very, very sensitive to the amount of our total balance sheet that we allocate to this business. We think there are good returns. We don’t want to have too much of a good thing, if you will. What are we now in terms percentages?

<A>: 15% loan portfolio is in direct auto. Ryan, if you go back to ‘99, 28% of our loan portfolio was in auto. It has grown since the beginning of the year, it’s not going to get up to 20% of loans again. So that’s essentially how we’re looking at it.

The average life of our indirect auto loan portfolio is 22 months. I think you asked about new versus used. Do we have that, Rob? We can get back to you, Ryan, with information about new versus used and, Chris, I think you shared the FICO, correct? Anything else on that, Ryan?

<Q>: That’s great. Just the new versus used would be great. But, that’s good details. Actually getting back to the first part of your answer, Chris. As far as just the disruption going on in your market, if I look at you guys compared to the rest of the New England, it seems to me that you would probably be the — have the greatest benefit from all the acquisitions going on there. In other words, you got Fleet, CCBT, FAB, SeaCoast and Abington all in your market. I wondered if you have any way of tracking accounts coming over and if you could talk about that a little bit?

<A>: Well, we can’t track the source of funds. We can describe — we can take a look at the large uptick in account and relationship acquisition and of course there is the anecdotal evidence that we hear all the time. I would say that as I mentioned in my comments, our account opening has more than doubled since the beginning of the year. And if you look at branches around some of the banks you mentioned, there are actually some examples of quintupling. It’s been quite extraordinary to watch. I mean, we’re well prepared, had a good product set in place. We did a lot of the right things. But, I think we have to be honest with ourselves, it’s not our excellent management capability producing all the results, some is disruption in the marketplace. So I can’t give you sort of an exact number, but I can tell you it’s true, a lot of the — we’re getting a lot of benefit from that disruption.

<Q>: I guess the right place at the right time.

<A>: I think so. Back in 1907 when the bank was founded they didn’t anticipate this. But I do now.

<Q>: One last question. Can you give a little more color where you stand in interest rate sensitivity department? I know you are showing in the last 10-Q you are more liability sensitive. But I wonder if that has that improved at all?

<A>: You know, Ryan, the measured rate increases, the 25 basis points periodically, we will do just fine in that environment, if that continues. As evidenced in our third quarter, we’ve had a couple, three fed fund increases and we haven’t had corresponding increase in liability pricing. Certainly borrowing costs have gone up, but we think that liability pricing had already headed up in advance of fed funds. We haven’t had to increase deposit pricing yet. Some of that is dependent upon what our competitors do and how rational we are, all of us, as rates rise. So, these measured 25 basis point increases we can absorb just fine. We think they will — another 25 basis point increase between now and the end of the year, that could provide for further modest margin expansion. However, as you know, and we disclosed in our SEC filings, if there are dramatic shocks like 200 basis point, 300 basis point shocks, that’s a different scenario for us. A dramatic flattening of the yield curve will hurt and I think we disclosed in our last 10-Q somewhere between 2 and-a-half and 3 percent and 200 basis point yield curve shift would drop by that amount in the first year. That assumes a static balance sheet. As you can tell we have a very good growth engine going here. Assets are up 20% year-to-date. So, our ability to grow will we believe will more than offset that negative net interest income compression.

<Q>: Great. Thank you. Very good quarter.

<A>: Yeah. Thank you.

Operator:

Our next question will be coming from Martin Gee of STM Midwest.

<Q>: Hi, Denis, Chris.

<A>: Hi, Martin. How are you?

<Q>: Quickly, Chris, you mentioned you’ve got the second highest pipeline over the past 50 — or seven months, is that for commercial or total loans?

<A>: Commercial loans.

<Q>: All right. Commercial, ie, that’s CRE and C&I?

<A>: That is correct.

<Q>: Deposit. I noticed linked quarter deposit growth from second quarter to third quarter is about $8 million. That’s a little low compared to the previous two quarters and the same period of last year. Is that due to seasonality or some more color on that?

<A>: We actually had, Martin, we actually had good retail growth in the quarter. Our municipal business lost about $35 million in the quarter and some of that is seasonal, yes. The municipal deposit business can be volatile, based upon how the municipalities of local towns, they get in tax revenue and then they spend it and get tax revenue again, so our deposit base we expect will expand there again. But you’re right. We have $8 million of growth from June to September. The retail growth was in the, you know, $40-plus million and we lost about $35 million in the municipal area.

<Q>: Okay. That happens pretty much by this time like each year or this year the numbers are a little higher?

<A>: The volatility in municipal was a little higher because we’ve grown that business effectively this year. It’s a much larger business than it has been in prior years. So the volatility is a little bit more at this point.

<Q>: Okay. We’ll see like maybe the second quarter next year will — the linked quarter growth will be sort of like back to like normal? Things like that?

<A>: I’d like to think so, yes. Some of it is, particularly for that business, some of it is dependent on how towns spend. We have really no way of gauging that. We’ve been very, very good deposit growth this year. We are conscious of and I’m talking about retail deposit growth, as well as municipal. We are conscious of the fact that we’ve benefited from some of the M&A disruption. We have very good deposit growth, that may slow next year.

<Q>: Okay. I see. Thanks.

Operator:

Our next question will be coming from Bill McCrystal of McConnell, Budd and Romano.

<Q>: Good morning, guys, Denis, Chris.

<A>: Good morning.

<Q>: Going back to consolidation. Where do you think you are in terms of the curve as far as benefiting from the ongoing consolidation? Do you think you’re more than halfway through that or do you see further opportunities from a customer standpoint and also from taking on additional employees that may be looking for a community bank?

<A>: Yeah. Looking into the crystal ball, but let me do that for a second and share with you my sort of sense of things. There are — and I don’t really want to get down to naming names. I will name one name. But the — we’re probably, I’d say, in terms of the immediate disruption, 40 or 50% through it. We have seen a lot of benefit on Cape Cod. Seen a lot of business in the immediate area around Rockland and so on due to a couple of acquisitions. The BofA and Fleet, (A), that really hasn’t — nothing has happened in terms of material consolidation. And (B), BofA is very skilled. I wouldn’t anticipate that’s going to be up in ends in any way, shape or form.

There are a couple of conversions that aren’t complete yet that are upcoming over the next month or two. So we will continue to see that activity. Now I also believe that we are doing things that are more than just simply waiting for people to walk in the door. I mean, there are — we have a very aggressive direct mail campaign that is actually yielding good results. As I mentioned before, our time available for calling efforts, the number of calling officers has increased in the commercial banking arena, the business bank arena and despite the fact we are not on goal in terms of the originator, as well, so we are not — we are very, very cognizant of the fact we are going to have to work hard for the business going forward. A number of things we are putting in place are a dramatic uptick, I’d say, over the same period of last year in terms of our ability to do so. So while I think that the accounts falling from the sky will diminish somewhat, I think we’ll be able to mitigate them somewhat by the calling efforts we have in place. That’s my non-scientific sense of things.

<Q>: That’s exactly what I was looking for. Maybe you could touch a little bit about expansion. You talked, I don’t know last quarter or earlier, about maybe Rhode Island market. Is there anything out there that is particularly interesting or what are your thoughts on that?

<A>: Yeah. We really look at it in two different lenses, one is commercial bank one is retail banking lens. Actually the mortgage originator lens, too. We are, I think the best I can say right now, we are actively evaluating that. I would anticipate that we will in 2005, in our plan, which we’ll talk about at the next call, it will include — if I were to prognosticate, it would include a new market or two with a new branch opening or two. Add an incremental commercial lender or two in new markets. We are fortunate that we have a number of directions in which we can expand. I mean, we have the South Coast region, west of Boston, into Boston. So while we don’t — we want to think about this in organic fashion, we are not thinking of it as a big thing. We have been successful in doing this one at a time and will continue that trend.

<Q>: One final specific question. I don’t know if you addressed it, but increase in non-performance is it entirely due to Falmouth on a linked quarter basis?

<A>: No, Bill. It’s not. Falmouth had no non-performers. We’re not concerned about the level of NPA, the 14 basis points of total assets. There’s nothing extraordinary in there. We periodically have fluctuations up or fluctuations down, and we are comfortable we don’t have material issues and non-performers or delinquencies.

<Q>: Okay. Thanks very much.

<A>: Sure.

Operator:

As a reminder, ladies and gentlemen, if you would like to ask a question, please press * 1 on your telephone keypad. Our next question is coming from Bryce Rowe of Legg Mason.

<Q>: Good morning.

<A>: Good morning.

<Q>: Two questions for you all. The first question is how do you all — how do you all actually measure the time officers spend doing business development?

<A>:

Yeah. It’s — using industrial methods of time serving, we don’t have a daily log. It’s actually a point in time survey.

<Q>: Okay. And

<A>: So, nothing precise.

<Q>: Okay. And then the second question is and I think you all eluded to it earlier. The growth that you’re getting in your core deposits, how is that split between retail and commercial? And has that changed somewhat say, versus 12 months ago?

<A>: Sure, Rob. Do you have that detail? The majority of our growth has been retail. Certainly earlier in the year, Bryce, municipal growth was strong first half of the year. We introduced new consumer product set in April, so retail deposit growth has taken off since then. And it’s really grown beyond the level of growth we saw in municipal area. So it’s been a mixed bag. The beginning of the year was strong in municipal. We were working very hard on getting our retail product set together for introduction at beginning of the second quarter and since then, we’ve been very good growth on the retail side. I don’t have the specific split at the moment between retail, commercial and municipal, but I can certainly get that to you.

<Q>: Okay. Any product in particular that has been the lead product on the retail side?

<A>: The combination of free checking, interest checking and money market. The money market has been the primary, best year of the growth.

<Q>: Okay. Thank you.

<A>: Sure. Thanks, Bryce.

Operator:

Gentlemen, there are no further questions at this time.

Dennis Sheahan, Chief Financial Officer:

Thank you, everybody and we’ll speak to you again in January following the release of our 2004 earnings.

Operator:

Thank you, ladies and gentlemen for your participation in today’s teleconference. You may disconnect your lines at this time and have a wonderful day.